Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
Dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS DELAY OF QUARTERLY REPORT ON FORM 10-Q FOR THE
QUARTER ENDED SEPTMEMBER 26, 2015

Sunbury, PA (November 10, 2015) - Weis Markets, Inc. (NYSE:WMK) today announced that it will delay the full release of its 2015 financial results for the third quarter and nine months ended September 26, 2015, in order to complete a review and analysis of self-insurance reserves to determine if any adjustments to its historical financial statements are necessary. The Company expects to file the Quarterly Report on Form 10-Q prior to December 1, 2015. Because the review is ongoing, no assurances can be given as to the definitive date on which the Form 10-Q will be filed.

While researching alternative methods to calculate retained claim liability for the Company's self-insured workers compensation and general liability insurance programs, it was determined that adjustments would be necessary to the prior application of actuarial methods used to estimate the obligation of future payments resulting from claims due to past events. Although we are not yet in a position to estimate the amount of any required adjustments, our current expectation is that the principal line items impacted in the Company's consolidated financial statements are accrued self-insurance, deferred tax liabilities, retained earnings, and operating, general, and administrative expenses.

In the interest of providing the investment community with relevant information, we are providing the following preliminary unaudited sales results for the third quarter and nine months ended September 26, 2015:

Sales for the third quarter of 2015 increased 4.1% to $711.9 million, while comparable store sales increased 4.0% compared to the third quarter in 2014. For the 39-week period ended September 26, 2015, the Company's sales increased 3.9% to $2.1 billion while comparable store sales increased 3.9% compared to the same 39-week period ended September 27, 2014.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.